[BEAR STEARNS LOGO OMITTED]                                         DOC CODE 011

                                                         GUARANTEE

Bear, Stearns Securities Corp.
One Metro Tech Center North
Brooklyn, NY 11201-3859



     FOR VALUE RECEIVED, and for good and valuable consideration, the undersigned Martin T. Sosnoff ("Guarantor"), absolutely and unconditionally guarantees the full and prompt payment, performance and delivery when due by Atalanta Acquisition Company ("Obligor"), of any and all Obligations (as defined below), now or hereafter owed by Obligor (the "Guaranteed Obligations") to Bear, Stearns Securities Corp., Bear, Stearns & Co. Inc. and/or each of their direct and indirect subsidiaries, all trusts and other entities owned directly or indirectly by either, and all other affiliates, whether existing as of the date hereof or is hereafter created or acquired (individually, each a "Beneficiary" or a "Bear Stearns Entity").

     Guarantor hereby agrees that if Obligor shall fail at any time to make due and punctual payment to a Beneficiary of any Guaranteed Obligation or if Obligor shall fail at any time to perform any other Guaranteed Obligation to a Beneficiary, Guarantor shall forthwith pay such amount and perform such Guaranteed Obligation without demand thereof, Guarantor's Obligations hereunder shall be paid and performed without set-off or counter-claim against any obligation a Beneficiary may owe to Guarantor.

     Section 1. Obligations Unconditional, Consents, Waivers and Renewals. (a) Guarantor hereby agrees that this Guarantee is a continuing guarantee and that its Obligations hereunder shall be absolute and unconditional, irrespective of the value, validity or enforceability of the Guaranteed Obligations and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor in its capacity as such. Without limiting the generality of the foregoing, the occurrence or existence of one or more of the following at any time or from time to time, without notice to or the consent of Guarantor, shall not (x) preclude the exercise by a Beneficiary of any right, remedy or power hereunder or under any other agreement with a Beneficiary, (y) constitute a legal or equitable defense to the payments and performance by Guarantor of its Obligations hereunder, or (z) alter or impair the obligations or liability of Guarantor hereunder, which will remain absolute and unconditional as described above:

     (i) the time for any performance of or compliance with any of the Guaranteed Obligations shall be waived, extended, renewed, compromised, modified or released;

     (ii) any of the acts mentioned in any agreement between the Obligor and any Beneficiary shall be done or omitted;

     (iii) any of the Guaranteed Obligations shall become due prior to their stated maturity (whether upon liquidation, close-out, acceleration or early termination or otherwise), or any of the Guaranteed Obligations shall be amended or otherwise modified in any respect, or any right under any governing agreement with any Beneficiary or any other agreement or instrument referred to therein shall be amended or otherwise modified in any respect (other than any amendment or other modification of this Guarantee not consented to by Guarantor), or any other guarantee of any of the Guaranteed Obligations or any collateral for either such other guarantee or for the Guaranteed Obligations shall be released, substituted or exchanged in whole or in part or otherwise dealt with;

     (iv) any lien or security interest granted to, or in favor of, a Beneficiary as security for any of the Guaranteed Obligations shall fail to be perfected;

     (v) any event of default or other similar condition or event under any agreement with a Beneficiary (each, an "Event of Default") or of any event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default;

     (vi) the existence of any insolvency proceedings with respect to the Obligor or any other guarantor of or obligor on any of the Guaranteed Obligations;

     (vii) any right of set-off Guarantor may have against any Beneficiary, which right of set-off Guarantor agrees not to assert with respect to any Guaranteed Obligations;

     (viii) any lack or limitation on the status or power of the Obligor or any other guarantor of or obligor on any of the Guaranteed Obligations; or

     (ix) any of the Guaranteed Obligations are or become unenforceable for any reason.

(b) Guarantor hereby expressly waives any requirement that a Beneficiary exhaust any right, power or remedy or proceed against the Obligor (including any right of set-off) under common law or any agreement with a Beneficiary or any other agreement or instrument referred to therein, or against any other person or entity under any other guarantee of, or security for, any of the Guaranteed Obligations, it being agreed that this Guarantee is a guarantee of payment and not of collection.

(c) Guarantor hereby expressly waives notice of acceptance of this Guarantee and of a Beneficiary entering into any transaction and also expressly waives diligence, presentment, demand of payment, performance, protest and notice of dishonor, the filing of claims and all demand whatsoever.

(d) (d) Guarantor hereby agrees that, until the payment and satisfaction in full of all Guaranteed Obligations and the termination of all outstanding transactions, Guarantor will not exercise any right or remedy (excluding the filing of any proof of claim in any insolvency proceedings with respect to the Obligor) against the Obligor or any other guarantor of any of the Guaranteed Obligations or any security therefor arising by reason of any performances by Guarantor of its Obligations, whether by subrogation or otherwise. Such Beneficiary shall have no obligation, and Guarantor's Obligations hereunder shall not be affected by any failure by such Beneficiary, to file any proof of claim relating to the Guaranteed Obligations in any insolvency proceedings with respect to the Obligor.

(e) This Guarantee will not be discharged except by full, final and irrevocable payment and performance to each Beneficiary of all Guaranteed Obligations incurred while it is effective, and this Guarantee, and any security therefor, shall continue to be effective or be reinstated (as the case may be) if at any time all or any part of any payment or interest thereon of a Guaranteed Obligation or delivery or other performance by Obligor or by Guarantor of a Guaranteed Obligation is avoided, repaid or restored for any reason whatsoever, all as though such payment, delivery or performance had not been made.

(f) To the extent that Guarantor guarantees multiple accounts, a Beneficiary may select, at any time, the account (if any) for which the Guarantee will operate.

     Section 2. Representations, Warranties and Covenants. Guarantor represents warrants and covenants to each Beneficiary that (a) Guarantor has the full right, power and authority to make, execute, deliver and perform this Guarantee and to pay and perform the Guaranteed Obligations under this Guarantee and has taken all necessary action to authorize the execution, delivery and performance of this Guarantee; (b) Guarantor has obtained all consents, approvals or authorizations required in connection with the execution, delivery, payment or performance of this Guarantee and the payment and performance of the Guaranteed Obligations; (c) Guarantor does not hold Bear Stearns stock that is not freely transferable within the meaning of NYSE Rule 431(f)(4) and is otherwise in compliance with the requirements of NYSE Rule 431(f)(4); (d) this Guarantee constitutes the valid and legally binding obligation of Guarantor, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, in each case, as they relate to a proceeding or relief pertaining to Guarantor and not to Obligor, and
(ii) as limited by laws relating to the availability of specific performance or injunctive relief; and (e) Guarantor agrees that it shall provide Bear Stearns at the address for notices set forth in Section 9 below with quarterly financial statements by the 20th day of the month following the end of each quarter.

Section 3. Security Interest and Lien Assignment. Guarantor hereby grants to each Beneficiary a valid and first priority, perfected, continuing security interest in and assigns (a) property now or hereafter held or carried by a Beneficiary in any of Guarantor's accounts, all property in which Guarantor now has or hereafter acquires an interest which is now or hereafter held by or through a Beneficiary and all property held or otherwise subject to the control of a Beneficiary or agent thereof, including (without limitation) all margin, securities, monies, and investment property (including without limitation all financial assets and instruments); (b) all rights Guarantor has in any obligation that a Beneficiary owes to Guarantor; (c) any and all rights, claims or causes of action Guarantor may now or hereafter have against a Beneficiary (including, without limitation, all rights Guarantor has in any repurchase agreement to which a Beneficiary is a party); and (d) all proceeds of or distributions on any of the foregoing (collectively (a) through (d), "Guarantor Collateral"), as security for the payment and performance of any and all of Guarantor's Obligations under this Guarantee. Guarantor agrees that each Beneficiary may proceed at any time, in its sole discretion, and without prior demand or notice, to enforce such security interest by the sale of any and all Guarantor Collateral in any manner and upon such terms as a Beneficiary may determine in its sole discretion. The assertion or enforcement by a Beneficiary of such security interest or any demand that Guarantor perform its Obligations under this Guarantee, or any action or proceedings brought to enforce this Guarantee, shall not release Guarantor as Guarantor or otherwise affect this Guarantee, or the liability of Guarantor for any Guaranteed Obligation and shall not release or otherwise affect the security interest granted by Guarantor to each Beneficiary.

Guarantor and each Bear Stearns Entity hereby acknowledge and agree, for the benefit of each Bear Stearns Entity, that all Guarantor Collateral is held as Guarantor Collateral by each Bear Stearns Entity for itself, and, as agent and bailee for all other Bear Stearns Entities. Each Bear Stearns Entity agrees to act as agent and bailee of and for each other Bear Stearns Entity in respect of Guarantor Collateral and shall hold any Guarantor Collateral both as secured party and as agent and bailee of and for each other Bear Stearns Entity. Each Bear Stearns Entity, shall, and hereby agrees to, and Guarantor agrees that it may comply, without Guarantor's further consent, with any orders or instructions of each Beneficiary with respect to Guarantor's Collateral, including (without limitation), (a) any entitlement orders or other instructions, including without limitation, all notifications such Bear Stearns Entity receives directing it to transfer (including, without limitation, to a Beneficiary) or redeem any Collateral and (b) if the Bear Stearns Entity is a commodity intermediary, any instructions to such Bear Stearns Entity to apply any value distributed on account of a commodity contract as directed by each Beneficiary. Each Bear Stearns Entity has the right, in its sole discretion, to not comply with (i) any entitlement order or other instructions originated by Guarantor or a third party that would require a Bear Stearns Entity to make a delivery of Guarantor Collateral to Guarantor or any other person and (ii) any instruction from Guarantor to apply any value on account of any commodity contract (whether such value is distributable or not), to the extent that such Guarantor Collateral is necessary to satisfy any Guaranteed Obligation (including, without limitation, any requirement for margin or other security) to itself or any Bear Stearns Entity if such other Bear Stearns Entity requests (orally or in writing, itself or through an agent) that such entitlement order or instruction not be complied with. Guarantor agrees that the actions of a Bear Stearns Entity in not complying with Guarantor's instructions as allowed in this Section 3 satisfy any duties a Bear Stearns Entity may have under the Uniform Commercial Code.

     Section 4. Additional Guarantees; Effect of Guaranty on Guarantor's Accounts. Guarantor understands that, in addition to this Guarantee, other entities may issue similar guarantees to ensure the complete performance of Obligor's Obligations. This Guarantee shall not be diminished in any way by the grant of additional guarantees of Obligor's Obligations to a Beneficiary or by the existence of other guarantors, and this Guarantee may be enforced in full against Guarantor without joining any other guarantor, as the case may be. Guarantor waives the doctrine or marshalling of assets and any other similar doctrine. For the avoidance of doubt, Guarantor acknowledges and agrees that,
(a) the term Guaranteed Obligations includes any Obligation arising under a guarantee that Obligor has provided to a Beneficiary in respect of a third party's obligations; (b) each Beneficiary will consider the Obligations arising from the guarantees of such third parties in determining the amount of collateral Guarantor may be required to maintain or with respect to the release of

Guarantor Collateral, and (c) the amount of Guarantor's equity shown on notices or account statements to Guarantor may not reflect some or all of Guarantor's actual or contingent liabilities with respect to Guaranteed Obligations.

     Section 5. Termination. This Guarantee shall be and remain effective with respect to all Guaranteed Obligations incurred prior to 5:00 P.M. (New York time) on the fifth Business Day after notice of termination by Guarantor is received by a Beneficiary (the "Effective Termination Time"); provided however, that notwithstanding such notice of termination, this Guarantee (a) shall remain effective with respect to any Guaranteed Obligations incurred prior to the Effective Termination Time; and (b) shall be reinstated as provided above.

     Section 6. Successors; Assigns. Any assignment of this Guarantee without the prior written consent of an authorized representative of each Beneficiary shall be null and void. This Guarantee shall inure to the benefit of any successor or permitted assignees of each Beneficiary. If Guarantor is an individual, this Guarantee shall be binding upon the respective estate, heirs, personal representatives, assignees and successors and the death of Guarantor shall not terminate liability hereunder, including, but not limited to, Guaranteed Obligations incurred after Guarantor's death, which can be terminated only by notice in accordance with Section 9 below and on the terms set forth herein.

     Section 7. Governing Law. This Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of law principles thereof.

     Section 8. Expenses. Guarantor agrees to pay, on demand, all out-of-pocket expenses (including legal fees and disbursements) incurred by each Beneficiary in connection with the enforcement or protection of its rights hereunder or any litigation, procedures or discovery related to this Guarantee.

     Section 9. Miscellaneous. (a) Notices to Beneficiaries. Notices by or on behalf of Guarantor to a Beneficiary shall be written, addressed to Bear Stearns, 383 Madison Avenue, New York, New York 10179, Attention: Senior Managing Director, Global Credit Department or such other address of which a Beneficiary gives Guarantor written notice and shall be effective upon actual receipt by a Beneficiary at such address. Notwithstanding the foregoing, all notices from Guarantor to Bear Stearns Global Lending Limited shall be addressed to: Bear Stearns Global Lending Limited, c/o Director of Operations, Bear Stearns International Limited, One Canada Square, London E14 5AD, England.

     (b) Notice to Guarantors. Notices, demands, or other communications to Guarantor under this Guarantee will be delivered, transmitted or mailed to the address, telephone or facsimile number listed below, unless and until three business days after a Beneficiary has received written notice from Guarantor of a different address or telephone or facsimile number. Notices to Guarantor shall be deemed received when properly addressed (a) 3 days after mailing postage prepaid or (b) the day delivered if personally delivered, including a facsimile transmission, or sent by overnight courier. Notices given to Guarantor by facsimile transmission shall be deemed received during normal business hours of the recipient when the transmitting facsimile signals the successful transmission of the facsimile during such normal business hours. Notices given to Guarantor by telephone shall be deemed received when a Beneficiary calls by telephone the person authorized to receive telephone notices listed below, during normal business hours of the recipient at the telephone number listed below.

     (c) Facsimile copies. Guarantor hereby authorizes each Beneficiary to accept facsimile copies of this or any other document or instruction as if it were the original and to accept signatures on facsimiles as if they were originals.

     (d) Waiver. Neither a Beneficiary's failure to insist at any time upon strict compliance with this Guarantee or with any of the terms hereof nor any continued course of such conduct on its part shall constitute or be considered a waiver by such Beneficiary of any of its rights or privileges hereunder.

     (e) Jurisdiction to Hear Disputes; Service of Process. If there is not an Institutional Account Agreement in effect between a Beneficiary and Guarantor, then the provisions of Annex A hereto, which shall be deemed incorporated herein by reference, shall be applicable with respect to any suit, action or proceeding relating to this Guarantee.

                              ANNEX A TO GUARANTEE


(a)  (i)    ARBITRATION IS FINAL AND BINDING ON THE PARTIES.

     (ii) THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO JURY TRIAL.

     (iii) PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDINGS.

     (iv) THE ARBITRATORS' AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING AND ANY PARTY'S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS BY THE ARBITRATORS IS STRICTLY LIMITED.

     (v) THE PANEL OF ARBITRATORS WILL TYPICALLY INCLUDE A MINORITY OF ARBITRATORS WHO WERE OR ARE AFFILIATED WITH THE SECURITIES INDUSTRY. BY SIGNING THE GUARANTEE, GUARANTOR AGREES THAT CONTROVERSIES ARISING UNDER OR RELATING TO THIS GUARANTEE BETWEEN GUARANTOR AND A BENEFICIARY, ITS PREDECESSORS, AND ANY OF THEIR RESPECTIVE SUCCESSORS, ASSIGNS, AND ANY OF THEIR DIRECTORS, EMPLOYEES, OR ANY CONTROL PERSONS AND ANY OF THEIR AGENTS, WHETHER ARISING PRIOR TO, ON, OR SUBSEQUENT TO THE DATE HEREOF, SHALL BE DETERMINED BY BINDING ARBITRATION. ANY ARBITRATION UNDER THE GUARANTEE SHALL BE HELD ONLY AT THE FACILITIES OF, BEFORE AN ARBITRATION PANEL APPOINTED BY, AND PURSUANT TO THE RULES OF THE NEW YORK STOCK EXCHANGE, INC., THE AMERICAN STOCK EXCHANGE, INC., OR THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. GUARANTOR MAY ELECT ONE OF THE FOREGOING FORUMS FOR ARBITRATION, BUT IF GUARANTOR FAILS TO MAKE SUCH ELECTION BY REGISTERED MAIL OR TELEGRAM ADDRESSED TO BEAR, STEARNS SECURITIES CORP., 383 MADISON AVENUE, NEW YORK, NEW YORK 10179, ATTENTION:
            CHIEF LEGAL OFFICER (OR ANY OTHER ADDRESS OF WHICH GUARANTOR IS ADVISED IN WRITING), BEFORE THE EXPIRATION OF TEN DAYS AFTER RECEIPT OF A WRITTEN REQUEST FROM A BENEFICIARY TO MAKE SUCH ELECTION, THEN SUCH BENEFICIARY MAY MAKE SUCH ELECTION. THE AWARD OF THE ARBITRATORS, OR OF THE MAJORITY OF THEM, SHALL BE FINAL, AND JUDGMENT UPON THE AWARD RENDERED MAY BE ENTERED IN ANY COURT, STATE OR FEDERAL, HAVING JURISDICTION. NO PERSON SHALL BRING A PUTATIVE OR CERTIFIED CLASS ACTION TO ARBITRATION, NOR SEEK TO ENFORCE ANY PRE-DISPUTE ARBITRATION AGREEMENT AGAINST ANY PERSON WHO HAS INITIATED IN COURT A PUTATIVE CLASS ACTION; WHO IS A MEMBER OF A PUTATIVE CLASS WHO HAS NOT OPTED OUT OF THE CLASS WITH RESPECT TO ANY CLAIMS ENCOMPASSED BY THE PUTATIVE CLASS ACTION UNTIL: (x) THE CLASS CERTIFICATION IS DENIED; (y) THE CLASS IS DECERTIFIED; OR (z) THE CUSTOMER IS EXCLUDED FROM THE CLASS BY THE COURT. SUCH FORBEARANCE TO ENFORCE AN AGREEMENT TO ARBITRATE SHALL NOT CONSTITUTE A WAIVER OF ANY RIGHTS UNDER THE GUARANTEE EXCEPT TO THE EXTENT STATED HEREIN.

(b) Notwithstanding the provisions of subparagraph (a) above, either party may seek, in the U.S. District Court for the Southern District of New York or the Supreme Court of the State of New York for the County of New York, any such temporary or provisional relief or remedy ("provisional remedy") provided for by the laws of the U.S. or the laws of the State of New York as would be available in an action based upon such dispute or controversy in the absence of an agreement to arbitrate. The parties acknowledge and agree that it is their intention to have any such application for a provisional remedy decided by the Court to which it is made and that such application shall not be referred to or settled by arbitration. No such application for a provisional remedy, nor any act or conduct by either party in furtherance of or in opposition of such application, shall constitute a relinquishment or waiver of any right to have the underlying dispute or controversy with respect to which such application is made settled by arbitration in accordance with subparagraph (a) above.

(c) With respect to any application for a provisional remedy and any application for judgment on an arbitration award, each party irrevocably (i) submits to the jurisdiction of the U.S. District Court for the Southern District of New York or the Supreme Court of the State of New York for the County of New York, (ii) waives any objection which it may have at any time to the leying of venue of any proceedings brought in any such court, waives any claim that such proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such proceedings, that such court does not have any jurisdiction over such party, and (iii) consents to service of process by certified mail, return receipt requested, to the address provided for herein.

(d) Guarantor hereby irrevocably designates and appoints______________________ as its authorized agent to receive service of process on its behalf in connection with any legal matters of actions or proceedings based upon, arising out of or relating in any way to the Guarantee. If for any reason said agent is unable to act as such, Guarantor will promptly notify Bear Stearns (in accordance with Section 9(a) of the Guarantee) and within 30 days appoint an authorized agent acceptable to Bear Stearns. If Guarantor is not a natural person and fails to designate an authorized agent to receive service of process or if for any reason such agent is unable to act as such and no successor has been appointed, Guarantor shall be deemed to have appointed the Office of the Secretary of State of the State of New York as its authorized agent to receive service of process. If Guarantor is a natural person and fails to designate an authorized agent to receive service of process or if for any reason such agent is unable to act as such and no successor has been appointed, Guarantor shall be deemed to have consented to receive service of process by regular mail or, if Beneficiary reasonably believes Guarantor no longer resides at the address provided to it, then by facsimile or by any other method recognized by the law of the State of New York.